Exhibit 99.(b)




                          STOCK PURCHASE AGREEMENT



     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of this

17th day of April, 1995 by and among DKB, Inc., a Delaware corporation

("DKB"), Kevin F. Flynn June, 1992 Non-Exempt Trust (the "KFF Trust"), and

Brian J. Flynn June, 1992 Non-Exempt Trust (the "BJF Trust"), (each of DKB,

the KFF Trust and the BJF Trust, a "Seller" and collectively, the

"Sellers") and Donald F. Flynn, Kevin F. Flynn and Brian J. Flynn

(collectively, the "Guarantors"), and Viacom Inc., a Delaware corporation

("Viacom") and its indirect wholly-owned subsidiary Blockbuster Discovery

Investment, Inc., a Delaware corporation ("BDI"; for purposes hereof,

references to "Viacom" shall mean Viacom Inc. or BDI, as the context requires).



                                  RECITALS

     DKB owns 2,556,605 shares of common stock ("Common Stock") of

Discovery Zone, Inc., a Delaware corporation ("DZI").  The KFF Trust owns

2,556,516 shares of Common Stock.  The BJF Trust owns 2,556,516 shares of

Common Stock.

     Viacom (as successor in interest to Blockbuster Entertainment

Corporation ("Blockbuster")) and the Sellers and the Guarantors, among others, entered into an Option Exercise Agreement dated as of September 2,

1994 (the "Option Exercise Agreement"), pursuant to which Viacom acquired a number of shares of Common Stock sufficient to increase its equity ownership interest in DZI from approximately 20% to 49.9%.  Viacom currently owns 24,220,354 shares of Common Stock ("Viacom's Holdings"),

representing approximately 49% of the issued and outstanding shares of

Common Stock.

     Viacom and DZI mutually agree that Blockbuster shall assume management of the operational and administrative functions of DZI and designate a majority of the members of the Board of Directors of DZI.  Concurrently with the execution of this Agreement, Viacom and DZI are entering into a

Management Services Agreement to effect these transactions.  As part of these transactions, Viacom desires to purchase from the Sellers the number of shares of Common Stock as set forth herein and the Sellers desire to sell such shares to Viacom, all as hereinafter provided and on the terms and subject to the conditions hereinafter set forth.

                                 COVENANTS

     NOW, THEREFORE, Viacom, the Sellers and the Guarantors, in

consideration of the agreements, covenants and conditions contained herein,

hereby make the following representations and warranties, give the following covenants and agree as follows:

                                 ARTICLE I

                      Purchase and Sale of the Shares

     Section 1.1    Purchase and Sale.  The Sellers agree to and will sell,

transfer, assign and deliver to BDI at the Closing, free and clear of all liens, pledges, encumbrances, security interests, claims and equities of every kind, and BDI agrees to and will purchase and accept from the

Sellers, on the terms and subject to the conditions and limitations set forth in this Agreement, an aggregate of 3,823,647 shares of Common Stock

(the "Shares").  Each of DKB, the KFF Trust and the BJF Trust will deliver

1,274,549 shares of Common Stock.

                                 ARTICLE II

                               Purchase Price

     Section 2.1    Amount of the Purchase Price.  As consideration for the

Shares (the "Purchase Price"), Viacom agrees, subject to the terms,

conditions and limitations set forth in this Agreement, to pay to or for the account of each Seller an amount in cash equal to $6.50 per Share sold by such Seller.

                                ARTICLE III

                                  Closing

     Section 3.1    Closing.  The closing of the purchase of the Shares

(the "Closing") shall take place at the offices of Pedersen & Houpt, 161

North Clark Street, Suite 3100, Chicago, Illinois, at 10:00 a.m. (Chicago

time) on the third business day following the termination or the expiration of the waiting period imposed by the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended (the "HSR Act") for the filings made pursuant to Sections 7.3 and 8.3 hereof by the parties; provided that if any of the conditions which are set forth in Articles IX and X of this

Agreement have not been satisfied (or waived) by said date, then the

Closing shall take place on a subsequent date as soon as practicable after the satisfaction or waiver of such conditions.  The date on which the

Closing occurs is referred to herein as the "Closing Date."

     Section 3.2    Procedure at the Closing.  At the Closing, the parties

hereto agree to take the following steps in the order listed below

(provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

     (a)  The Sellers shall deliver to Viacom, in form and substance reasonably satisfactory to Viacom, the certificates described in Section

9.1 hereof and all other previously undelivered documents required to be delivered by the Sellers to Viacom at or prior to the Closing pursuant to the terms of this Agreement.

     (b)  Viacom shall deliver to the Sellers, in form and substance reasonably satisfactory to the Sellers, the certificate described in

Section 10.1 hereof and all other previously undelivered documents required to be delivered by Viacom to the Sellers at or prior to the Closing pursuant to the terms of this Agreement.

     (c)  The Sellers shall deliver certificates for the Shares being purchased, duly endorsed in blank or accompanied by stock powers executed in blank, in form satisfactory to Viacom and with all required stock transfer tax stamps affixed.

     (d)  Viacom shall deliver to each Seller $6.50 for each Share delivered by such Seller, by wire transfer of immediately available funds to an account of such Seller designated to Viacom in writing not less than two business days prior to the Closing.

     (e)  Viacom and each Seller shall execute and deliver cross receipts acknowledging, in the case of Viacom, receipt from such Seller of the

Shares purchased from such Seller and, in the case of a Seller, the portion of the Purchase Price received by such Seller.

     (f)  DKB shall deliver to Viacom an incumbency certificate as to those officers executing this Agreement on its behalf.

     (g)  The parties shall deliver such other documents and certificates as may be reasonably required to close the transaction.

                                 ARTICLE IV

                 Representations and Warranties of Sellers
                         Concerning the Transaction


     In order to induce Viacom to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller makes the representations and warranties set forth below with respect to itself only,

each of which is independently relied upon by Viacom regardless of any other investigation made or information obtained by Viacom, and each of which is correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

     Section 4.1    Organization, Good Standing and Power of the Seller.

If such Seller is a corporation, such Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.  Such Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary,

other than in such jurisdictions where the failure to so qualify would not have a material adverse effect on such Seller or delay or prevent the

Seller from performing its obligations under this Agreement.  If a Seller is a trust, such trust has been duly formed under the laws of the state of its formation.

     Section 4.2    Authorization.  Such Seller has full power and

authority and legal capacity to enter into this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this

Agreement and all other agreements, instruments and documents contemplated hereby to be executed by such

Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of such Seller.  This

Agreement and all other agreements, instruments and documents contemplated hereby to be executed by such Seller are (or upon execution and delivery thereof by such Seller will be) valid and binding agreements of such

Seller, enforceable against such Seller in accordance with their respective terms except (i) as the same may be limited by applicable bankruptcy,

insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (ii)

for the limitations imposed by general principles of equity (as opposed to those principles applicable only to trusts).

     Section 4.3    No Breach.  The execution and delivery of this

Agreement by such Seller do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with, in the case of a corporate Seller, the certificate or articles of incorporation of such

Seller or the bylaws or code of regulations of such Seller or, in the case of a Seller which is a trust, such Seller's trust agreement or applicable law with respect to the obligations of a trustee or other fiduciary, or

(ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) of, or give rise to any lien, third party right of termination, cancellation, material modification or acceleration, under any material agreement, understanding or undertaking to which such Seller or, in the case of a corporate Seller, any of its subsidiaries or shareholders or, in the case of a trust Seller, any of its beneficiaries or trustees is a party or by which it or any of them is bound or violate or conflict with any law, rule, regulation, judgment, decree or order to which it or any of them is subject.  For purposes of this

Agreement, a "subsidiary" of any Seller shall mean any corporation,

partnership, joint venture, association or other entity, wherever and however organized, in which such Seller owns directly or indirectly or has the
right to acquire a majority of the capital stock, equity or beneficial interests, is a general partner, or otherwise controls management of, by having the right or ability to designate a majority of the directors or members of the governing body thereof, whether by agreement or otherwise.

     Section 4.4    Consents and Approvals.  Neither the execution and

delivery of this Agreement by each Seller nor the consummation of the transactions contemplated hereby will require any consent, approval,

authorization or permit of, or filing with or notification to, any governmental or regulatory authority, any court or tribunal or any other person or entity, except (i) where the failure to obtain such consents,

approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay such Seller from performing its obligations under this Agreement; (ii) the filing of any reports or forms required by "blue sky" regulations; (iii) filings required by the HSR Act;

(iv) the filing of reports required under the Securities Exchange Act of

1934, as amended (the "Exchange Act"); (v) filings required with the

National Association of Securities Dealers, Inc.; and (vi) filings required to be made by Viacom or its affiliates.

     Section 4.5    The Shares.  At the Closing Date and upon the exercise

of certain warrants, each of the Sellers will own its Shares (and its shares of Common Stock subject to Article XI (the "Additional Shares"))

free and clear of all liens, encumbrances, mortgages, pledges, security interests, restrictions, prior assignments and claims of any kind or nature whatsoever (collectively, "Liens").  The Shares (and Additional Shares)

owned by each Seller at Closing will have been duly and validly authorized and issued, and will be fully paid and nonassessable and will not be subject to any voting trust, stockholders agreement, proxies or other agreements with respect to voting or transfer other than agreements to which Viacom or its affiliates are a party.  The KFF Trust as Seller represents and warrants that the sole trustee and the sole beneficiary of such Seller is Kevin F. Flynn, and Kevin F. Flynn and Robert W. Flynn are

the sole members of the advisory committee of such Seller. The BJF Trust as Seller represents and warrants that the sole trustee and the sole beneficiary of such Seller is Brian J. Flynn, and

Brian J. Flynn and Robert W. Flynn are the sole members of the advisory committee of such Seller.  The Shares owned by each Seller at Closing will have been approved for trading on the Nasdaq National Market.

     Section 4.6    McDonald's Co-Sale Agreement.  The parties acknowledge

that Donald F. Flynn ("Flynn") and McDonald's Corporation ("McDonald's")

are parties to a Co-Sale Agreement dated as of August 30, 1994 (the "Co-

Sale Agreement") pursuant to which, among other things, Flynn has the obligation to notify McDonald's not less than five business days prior to the execution of a definitive agreement relating to the sale or transfer of

Common Stock by Flynn (the "Notice Provisions") and McDonald's has the

right to participate in such contemplated sale or transfer with respect to the number of shares of Common Stock equal to the greater of (i) one-half of the number of shares of Common Stock subject to the contemplated sale,

and (ii) the number of shares of Common Stock subject to the contemplated sale multiplied by a fraction, the numerator of which is the aggregate number of shares then beneficially owned by McDonald's and the denominator of which is the sum of the aggregate number of shares then beneficially owned by McDonald's and the aggregate number of shares then beneficially owned by Flynn (which fraction as of the date of this Agreement is 67.06%).

Notwithstanding anything to the contrary elsewhere in this Agreement, the failure by Flynn to comply with the Notice Provisions shall not be a breach of any representation or warranty of the Sellers in this Agreement.  Viacom acknowledges that McDonald's may decide to exercise its rights to participate in the transactions contemplated by this Agreement in accordance with the terms of the Co-Sale Agreement.

                                 ARTICLE V

          Representations and Warranties of Sellers Concerning DZI

     In order to induce Viacom to enter into this Agreement and to consummate the transactions contemplated hereby, and subject to the disclosure schedule attached hereto and incorporated herein by reference

(the "DZI Disclosure Schedule"), each Seller makes the representations and warranties set forth below with respect to DZI, each of which is independently relied upon by Viacom regardless of any other investigation made or information obtained by Viacom (except as set forth in Section

5.11), and each of which is correct and complete as of the date of this

Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V).  As used in this Article

V, "Knowledge of the Sellers" means the actual knowledge after reasonable investigation of any of the Sellers or the Guarantors.  As used hereinafter, the term "DZI Material Adverse Effect" shall mean a material adverse effect on the assets, business, financial condition, or operations of DZI and its subsidiaries considered as one enterprise.

     Section 5.1    Subsidiaries of DZI.  All subsidiaries of DZI are set

forth in Section 5.1 of the DZI Disclosure Schedule.  DZI owns the percentage of capital stock or equity interest of each of the subsidiaries set forth in said Section 5.1 free and clear, except as set forth in said

Section 5.1, of all Liens.  Except as set forth in Section 5.1 of the DZI

Disclosure Schedule and exclusive of the ownership of less than five percent of the outstanding securities of any class registered under the

Exchange Act, neither DZI nor any of its subsidiaries owns, directly or indirectly, of record or beneficially, any capital stock or equity interest or investment in any corporation, partnership, joint venture, association or other entity.

     Section 5.2    Organization, Good Standing and Power of DZI and its

Subsidiaries.  DZI and each of its subsidiaries is a corporation or limited partnership duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation.  DZI and each of its subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted,

and is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not have a DZI

Material Adverse Effect.

     Section 5.3    DZI Charter Documents, DZI Capital Structure.   The

Sellers have delivered or made available to Viacom true and complete copies of the certificate of incorporation of DZI (the "Certificate of

Incorporation") and the bylaws, as amended, of DZI (the "Bylaws").  The authorized capital stock of DZI consists of 260,000,000 shares, of which

250,000,000 are shares of Common Stock and 10,000,000 are shares of preferred stock, par value $.01 per share (the "DZI Preferred Stock").  As of the date of this Agreement, 48,864,721 shares of Common Stock were validly authorized and issued, fully paid, and nonassessable, and no shares of DZI Preferred Stock were issued or outstanding.  Except for (i) an aggregate of 4,025,990 shares of Common Stock issuable pursuant to outstanding options under the Discovery Zone, Inc. 1993 Employee Stock

Option Plan and 119,355 shares issuable under such Plan pursuant to options not yet granted; (ii) an aggregate of 333,334 shares of Common Stock issuable pursuant to outstanding options under the Discovery Zone, Inc.

1993 Stock Option Plan for Non-Employee Directors and 250,000 shares issuable under such Plan pursuant to options not yet granted (collectively,

the Plans referred to in clauses (i) and (ii), the "DZI Option Plans"),

(iii) an aggregate of 1,165,500 shares of Common Stock issuable upon the exercise of outstanding warrants issued to former partners of DKB

Investments, L.P. other than
the Sellers, (iv) a maximum of 3,954,477 shares of DZI Common Stock as may be issued by DZI upon conversion of its Liquid Yield Option Notes due 2013

(the "LYONS"), and such other shares of Common Stock as may be issued upon the exercise by any holder of the LYONS of its rights to require DZI to repurchase such LYONS, and (v) such shares of Common Stock as may be issued by DZI in connection with pending acquisitions as set forth on Schedule

5.3, no other shares of common stock or DZI Preferred Stock or any rights,

agreements, or commitments of any kind obligating DZI to issue or sell any other shares of Common Stock or DZI Preferred Stock were outstanding or were authorized by DZI.  The number of the Outstanding Shares set forth in the certificate to be delivered pursuant to Section 9.7 immediately prior to the Closing will be correct as of the Closing.

     Section 5.4    No Breach; Consents and Approvals.  Neither the

execution and delivery of this Agreement by each Seller nor the execution of the Management Services Agreement by the Company, nor the consummation of the transactions contemplated hereby and thereby would, (i) violate or conflict with the Certificate of Incorporation or the Bylaws of DZI or any

of its subsidiaries or (ii) except as set forth in Section 5.4 of the DZI

Disclosure Schedule, constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) of, or give rise to any Lien, third party right of termination, cancellation,

material modification or acceleration, under any material agreement,

understanding or undertaking to which DZI or any of its subsidiaries is a party or by which it or any of them is bound or violate or conflict with any law, rule, regulation, judgment, decree or order to which it or any of them is subject.  Except as set forth in Section 5.4 of the DZI Disclosure

Schedule, neither the execution and delivery of this Agreement by each

Seller nor the consummation of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification
to, any governmental or regulatory authority, any court or tribunal or any other person or entity with respect to DZI or any of its subsidiaries,

except (i) where the failure to obtain such consents, approvals,

authorizations or permits, or to make such filings or notifications, would not prevent or delay such Seller from performing its obligations under this

Agreement and would not have a DZI Material Adverse Effect, and (ii) the filings specified in clauses (ii) through (vi) of Section 4.4.

     Section 5.5    SEC Documents.  The Sellers have delivered or made

available to Viacom a true and complete copy of each report, schedule,

registration statement and definitive proxy statement, including exhibits filed therewith (but excluding exhibits incorporated therein by reference and not attached thereto), filed by DZI with the Securities and Exchange

Commission ("SEC") since June 3, 1993 (the "SEC Documents"), which, to the

Knowledge of the Sellers, are all the documents (other than preliminary materials) that DZI was required to file with the SEC since such date.

Except to the extent information contained therein has been revised or superseded by a later filed SEC Document, as of their respective dates and as of the date hereof, (i) none of the SEC Documents contained or contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) the financial statements of DZI included in the SEC

Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles during the periods presented (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present

(subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the financial position of DZI and its consolidated subsidiaries as of the date thereof and the results of their operations and their cash flows for the periods then ended.

     Section 5.6    Litigation.  Except as disclosed in the SEC Documents,

there is no suit, action or proceeding pending or, to the Knowledge of the

Sellers, threatened against or affecting DZI or any of its subsidiaries that will have a DZI Material Adverse Effect, nor is there any judgment,

decree, injunction, rule or order of any governmental authority, court of competent jurisdiction or arbitrator outstanding against DZI or any of its subsidiaries having, or which in the future will have, a DZI Material

Adverse Effect.

     Section 5.7    Absence of Adverse Changes.  Except as disclosed in the

SEC Documents, since December 31, 1994, DZI and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any damage, destruction or loss, whether covered by insurance or not, which has or will have a DZI Material Adverse Effect, or

(ii) any transaction, commitment, dispute or other event or condition of any character (whether or not in the ordinary course of business)

individually or in the aggregate having, or which in the future will have,

a DZI Material Adverse Effect.

     Section 5.8    Compliance With Laws.  To the Knowledge of the Sellers,

(a) DZI and its subsidiaries are in compliance with all laws, regulations and orders applicable to them except with respect to failures to comply with laws, ordinances, rules or regulations which, if fully enforced, would not have a DZI Material Adverse Effect and (b) since June 30, 1993, neither

DZI nor its subsidiaries has been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, except with respect to failures to comply which, if repeated, would not have a DZI

Material Adverse Effect, and, to the Knowledge of the Sellers, no

proceeding with respect to any such violation is contemplated.

     Section 5.9    Environmental Matters.

     (a)  Neither DZI nor any of its subsidiaries has transported, stored,

treated or disposed of, nor has any of them allowed or arranged for any third parties to transport, store, treat or dispose of Hazardous Substances

(as hereinafter defined) or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has any of them performed, arranged for or permitted by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations.  Neither DZI nor any of its subsidiaries has disposed, or permitted or arranged for any third parties to dispose, of Hazardous Substances or other waste upon any of the real property now or previously owned or leased by DZI or any of its subsidiaries (the "Real Property"), except as permitted by law.  For purposes of this Section 5.9, the term "Hazardous Substances" shall have the meaning given it in the Comprehensive Environmental Response,

Compensation and Liability Act (42 U.S.C. Sec.Sec. 9601, et seq.), as amended,

and the regulations promulgated pursuant thereto ("CERCLA"), or any similar state law.

     (b)  With respect to any parcel of Real Property, there has not occurred since, in the case of owned or previously owned Real Property, the date of the acquisition thereof and in the case of leased or previously leased Real Property, the commencement date of the lease covering such Real

Property, or, to the Knowledge of the Sellers, before such date, nor is there presently occurring, a release of any Hazardous Substance on, into or, to the Knowledge of the Sellers, beneath the surface of such parcel of

Real Property.  For purposes of this Section 5.9, the term "release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying,

discharging, injecting, escaping, leaching, disposing or dumping.

     (c)  Neither DZI nor any of its subsidiaries has transported or disposed, nor has any of them permitted or arranged for any third parties to transport or dispose, any Hazardous Substances or other waste to or at a site which, pursuant to CERCLA or any similar state law, (i) has been placed on the National Priorities List or its state equivalent, or (ii) the Environmental Protection Agency or the relevant state agency has proposed or, to the Knowledge of the Sellers, is proposing to place on the National Priorities List or its state equivalent.  Neither

DZI nor any of its subsidiaries has received notice, nor do any of them have knowledge of any facts which could give rise to any notice, that DZI or any of is subsidiaries is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation.  Neither DZI nor any of its subsidiaries has submitted nor was any of them required to submit any notice pursuant to Section 103(c) of CERCLA with respect to any of the Real

Property.  Neither DZI nor any of its subsidiaries has received any written request for information in connection with any federal or state environmental cleanup site.  Neither DZI nor any of its subsidiaries has been required to or has not undertaken any response or remedial actions or clean-up actions of any kind at the request of any federal state or local governmental entity, or at the request of any other person or entity.

     (d)  Except as set forth on Section 5.9 of the DZI Disclosure

Schedule, neither DZI nor any subsidiary uses, or has used, any Underground

Storage Tanks, and there are not now nor, to the Knowledge of the Sellers,

have there ever been, any Underground Storage Tanks on any of the Real

Property.  For purposes of this Section 5.9, the term "Underground Storage

Tanks" shall have the meaning given it in the Resource Conservation and

Recovery Act (42 U.S.C. Sec.Sec. 6901, et seq.).

     (e)  Except as set forth in Section 5.9 of the DZI Disclosure

Schedule, there are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of DZI or any of its subsidiaries.

     Section 5.10(A)     Employee Benefit Plans.  Except as set forth in

Section 5.10(A) of the DZI Disclosure Schedule (which Section 5.10(A) of the DZI Disclosure Schedule the parties acknowledge that the Sellers shall deliver within five business days from the date of this Agreement):

     (a)  (i) Each employee benefit plan, including but not limited to those plans as defined in Section 3(3) of the Employee Retirement Income Security

Act of 1974, as amended ("ERISA"), maintained currently or in the past by

DZI or any of its subsidiaries, (ii) each employee benefit plan for which

DZI or any of its subsidiaries could incur liability under Section 4069 of

ERISA in the event such plan has been or were to be terminated and (iii)

each plan in respect of which DZI or any subsidiary thereof could incur liability under Section 4212(c) of ERISA (collectively the "Benefit Plans")

is now and always has been operated and administered in accordance with all applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and the terms of such benefit plans, in all material respects.  No legal action, suit or claim is pending or, to the Knowledge of the Sellers, threatened with respect to any Benefit Plan and, to the

Knowledge of the Sellers, no fact or event exists that could give rise to any such action, suit or claim.  The terms and conditions of each Benefit

Plan conform in all material respects with all applicable provisions of

ERISA and the Code.  Each Benefit Plan which is an employee pension benefit plan, as defined in Section 3(2) of ERISA, and which is intended to be

"qualified" within the meaning of Section 401(a) of the Code ("Pension

Plan"), has been determined by the Internal Revenue Service to be so qualified, and, to the Knowledge of the Sellers, no fact or event has occurred since the date of such determination by the Internal Revenue

Service to adversely affect the qualified status of any such Benefit Plans.

     (b)  There has been no prohibited transaction (within the meaning of

Section 406 of ERISA or Section 4975 of the Code) with respect to any

Benefit Plan which would have a DZI Material Adverse Effect.  Neither DZI nor any of its subsidiaries has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and, to the Knowledge of the

Sellers, no fact or event exists which could give rise to any such liability.  None of the Pension Plans which is subject to Title IV of ERISA has completely or partially terminated, or been the subject of a reportable event as defined in Section 4043 of ERISA.  No liability under or arising out of or by operation of Subtitle D of Title IV of ERISA has been incurred by DZI or any of its subsidiaries with respect to a Pension Plan and no fact or event exists which would give rise to such liabilities.

     (c)  The aggregate amount of unfunded benefit liabilities under all

Pension Plans which are defined benefit pension plans did not, as of the latest valuation date for such plans, exceed $1,000,000.  No Pension Plan which is a defined benefit pension plan has incurred any accumulated funding deficiency (whether or not waived) as defined in Section 412 of the

Code.

     (d)  There are no multi-employer plans, as defined in Section

4001(a)(3) of ERISA, to which DZI or any of its subsidiaries either contributes or has had an obligation to contribute during the prior five years, or under which DZI or any of its subsidiaries has any present or future obligation or liability.

     Section 5.10(B)  Taxes.  Except as set forth in Section 5.10(B) of the

DZI Disclosure Schedule (which Section 5.10(B) of the DZI Disclosure

Schedule the parties acknowledge that the Sellers shall deliver within five business days from the date of this Agreement):

          (a) Except for any breach or inaccuracy of the following

representations and warranties which would not have a DZI Material Adverse

Effect, (i) all returns and reports in respect of Taxes required to be filed with respect to DZI and each subsidiary (including the consolidated federal income tax return of DZI and any state Tax return that includes DZI or any subsidiary thereof on a consolidated or combined basis)

have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all such returns and reports (insofar as they relate to the activities or income of DZI or any subsidiary thereof) are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or informally by any Tax authority and, to the Knowledge of

Sellers, no basis exists for any such adjustment; (v) there are no pending or, to the Knowledge of Sellers, threatened actions or proceedings for the assessment or collection of Taxes against DZI or any subsidiary thereof or

(insofar as either could result in liability of DZI or any subsidiary thereof on the basis of joint and/or several liability) any corporation that was included in the filing of a return with DZI or any subsidiary thereof on a consolidated or combined basis; (vi) there are no outstanding waivers or agreements extending the statutes of limitations for any period with respect to any Tax to which DZI or any subsidiary may be subject;

(vii) no consent under Section 341(f) of the Code has been filed with respect to DZI or any subsidiary thereof; (viii) there are no Tax liens on any assets of DZI or any subsidiary thereof; (ix) neither DZI nor any subsidiary thereof is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (x) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this

Agreement; (xi) each subsidiary of DZI has been and continues to be a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which DZI files a consolidated return as the common parent,

and has not been includible in any other consolidated return for any taxable period for which the statute of limitations has not expired; (xii) neither DZI nor any subsidiary thereof is subject to any accumulated earnings tax penalty or personal holding company tax; (xiii) neither DZI nor any subsidiary thereof is a party to any tax sharing or tax allocation agreement or arrangement; and (xiv)

adequate reserves are provided in the financial statements included in the

1994 Form 10-K of DZI to satisfy all liability of DZI and its subsidiaries for Taxes for all periods through December 31, 1994.

          (b)  "Tax" or "Taxes" means any and all taxes, fees, levies,

duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts,

property, sales, use, capital stock, payroll, employment, social security,

workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp,

transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

                                 ARTICLE VI

                  Representations and Warranties of Viacom

     In order to induce the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Viacom makes the representations and warranties set forth below, each of which is independently relied upon by the Sellers regardless of any other investigation made or information obtained by the Sellers, and each of which is correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI).

     Section 6.1    Organization, Power, Authority, Authorization and

Binding Obligation.  (a)  Viacom is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority necessary to enter into this Agreement and to carry out the transactions and agreements contemplated hereby.

     (b)  The execution, delivery and performance of this Agreement and all other agreements, instruments and documents contemplated hereby to be executed by Viacom and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of

Viacom.  This Agreement and all other agreements and instruments contemplated hereby to be executed by Viacom are (or upon execution and delivery thereof by Viacom will be) valid and binding agreements of Viacom enforceable against Viacom in accordance with their respective terms except

(i) as the same may be limited by applicable bankruptcy, insolvency,

moratorium or similar laws of general application relating to or affecting creditors' rights, including the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (ii) for the limitations imposed by general principles of equity.

     Section 6.2    No Breach; Consents and Approvals.  The execution and

delivery of this Agreement by Viacom do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the certificate of incorporation or the bylaws of Viacom or (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) of, or give rise to any lien, third party right of termination, cancellation, material modification or acceleration,

under any material agreement, understanding or undertaking to which Viacom or any of its subsidiaries is a party or by which Viacom or any of its subsidiaries is bound or violate or conflict with any law, rule,

regulation, judgment, decree or order to which it or any of them is subject, except as would not prevent or delay Viacom from performing its obligations under this Agreement. Neither the execution and delivery of this Agreement by Viacom nor the consummation of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, any court or tribunal or any other person or entity,

except (i) where the failure to obtain such consents, approvals,

authorizations or permits, or to make such filings or notifications, would not prevent or delay Viacom from performing its obligations under this

Agreement, (ii) the filing of reports required under the Exchange Act,

(iii) filings required by the HSR Act, (iv) filings required to be made by the Sellers or their affiliates, (v) filings required to be made under any applicable blue sky laws and regulations, and (vi) filings required by the

American Stock Exchange, Inc., if any.

     Section 6.3    Purchase for Investment.  Viacom is acquiring the

Shares for investment and not with a view to any distribution thereof in contravention of the Securities Act of 1933.

                                ARTICLE VII

                    Additional Covenants of the Sellers

     Section 7.1    Reasonable Efforts.  The Sellers will use their

reasonable efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in Article IX to the obligations of Viacom to consummate transactions contemplated by this

Agreement to occur on the Closing Date.

     Section 7.2    No Disclosure.  Without the prior written consent of

Viacom, none of the Sellers will, prior to the Closing Date, disclose any term or condition of this Agreement to any person or entity except that such disclosure may be made if required pursuant to the requirements of law

(in which case the Seller making disclosure shall consult with Viacom prior to making such disclosure).

     Section 7.3    Antitrust Law Compliance.  Each of the Sellers has

caused to be prepared and filed with the Federal Trade Commission and the

United States Department of Justice the notification required to be filed with respect to the transactions contemplated hereby under the HSR Act or any rules and regulations promulgated thereunder.  Each of the Sellers has caused such filing, and shall cause any future filings made by it or on its behalf, to be true and accurate in all material respects and responsive to the requirements of the HSR Act and any such rules and regulations.  Each of the Sellers shall use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall make any further filings pursuant thereto that may be necessary.  Each of the Sellers agrees to make available to Viacom such information relative to it or DZI as may be required for the preparation of such notification or filings by Viacom under the HSR Act and any rules or regulations promulgated thereunder.

     Section 7.4    Conduct Prior to Closing.  The Sellers will not, and

will use their reasonable efforts, consistent with their fiduciary duties to the stockholders of DZI, to cause DZI not to, take any action, or omit to take any action, the result of which would cause any of the representations and warranties made by the Sellers herein to become untrue.

                                ARTICLE VIII

                       Additional Covenants of Viacom

     Section 8.1    Reasonable Efforts.  Viacom will use its reasonable

efforts to cause to be satisfied as soon as practicable and prior to the

Closing Date all of the conditions set forth in Article X to the obligations of the Sellers to consummate the transactions contemplated by this Agreement to occur on the Closing Date.

     Section 8.2    No Disclosure.  Without the prior written consent of

the Sellers, Viacom will not, prior to the Closing Date, disclose any term or condition of this Agreement to any person or entity except that such disclosure may be made if required pursuant to the requirements of law (in which case Viacom shall consult with the Sellers prior to making such disclosure).

     Section 8.3    Antitrust Law Compliance.  Viacom has prepared and

filed with the Federal Trade Commission and the United States Department of

Justice the notification required to be filed with respect to the transactions contemplated hereby under the HSR Act or any rules and regulations promulgated thereunder.  Viacom has caused such filing, and shall cause any future filing made by it or on its behalf, to be true and accurate in all material respects and responsive to the requirements of the

HSR Act and any such rules and regulations.  Viacom shall use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall make any further filings pursuant thereto that may be necessary.  Viacom agrees to make available to the Sellers such information relative to it as may be required for the preparation of such notification or filings by or on behalf of the Sellers under the HSR Act and any rules or regulations promulgated thereunder.

     Section 8.4    Conduct Prior to Closing.  Viacom will not, and will

cause its subsidiaries not to, take any action, or omit to take any action,

the result of which would cause any of the representations and warranties made by it herein to become untrue.

                                 ARTICLE IX

                  Conditions to the Obligations of Viacom

     The obligations of Viacom to consummate the purchase of the Shares shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

     Section 9.1    Accuracy of Representations and Warranties and

Compliance with Obligations.  The representations and warranties of the

Sellers contained in this Agreement shall have been true and correct in all material respects at and as of the date hereof, and they shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of that time.  Each of the

Sellers shall have performed and complied in all material respects with all of each of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.  Each of the

Sellers shall have delivered to Viacom certificates, dated as of the

Closing Date and signed by an authorized officer of such Seller in the case of a Seller that is a corporation, or a trustee of such Seller in the case of a Seller that is a trust, certifying that the representations and warranties of such Seller are thus true and correct in all material respects and that all such obligations of such Seller have been thus performed and complied with in all material respects.

     Section 9.2    Certified Resolutions.  DKB shall have delivered to

Viacom copies of the resolutions adopted by the board of directors of DKB authorizing the transactions contemplated by this Agreement, certified in each case as of the Closing Date, by the Secretary or an Assistant

Secretary of DKB.  Each of the KFF Trust and the BJF Trust shall have delivered to Viacom certified copies of actions taken by its advisory committee authorizing the transactions contemplated by this Agreement.

     Section 9.3    No Adverse Litigation.  (a)  No action, suit,

investigation or proceeding shall have been instituted by any person not affiliated with any of the parties hereto or by any governmental agency to restrain, prohibit, invalidate, or otherwise challenge the legality of the purchase of the Shares or any other transaction contemplated hereby, which action, suit, investigation or proceeding will have resulted in a temporary restraining order, preliminary or
permanent injunction, or other order preventing consummation of the purchase of the Shares or any other transaction contemplated hereby, and which order or injunction is then in effect.

     (b)  No action, suit, investigation or proceeding shall have been instituted by any person not affiliated with any of the parties hereto or by any governmental agency to collect damages arising out of the purchase of the Shares or any other transaction contemplated hereby, which action,

suit, investigation or proceeding is reasonably likely to succeed and is reasonably likely to result in a material liability on the part of Viacom or any of its respective affiliates.

     Section 9.4    HSR Act Waiting Period.  The waiting period and any

extension thereof, imposed by the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

     Section 9.5    No Material Adverse Change.  Since December 31, 1994,

there shall not have been any material adverse change in the assets,

business, financial condition, or operations of DZI and its subsidiaries considered as one enterprise.

     Section 9.6    Outstanding Shares.  The Sellers shall have caused DZI

to deliver a certificate as of the opening of business on the Closing Date certifying the number of shares issued by DZI between the date of this

Agreement and the Closing Date.

     Section 9.7    Management Services Agreement.  The Management Services

Agreement shall be in full force and effect and the parties thereto shall be in compliance with their obligations thereunder (including compliance as of the "Effective Date" (as defined in the Management Services Agreement)

with Sections 2(d) and 17 thereunder).

     Section 9.8    Outstanding Shares.  The Sellers shall have caused DZI

to deliver a certificate certifying the number of issued and outstanding shares of Common Stock as of the opening of business on the Closing Date.

                                 ARTICLE X

                  Conditions to Obligations of the Sellers

     The obligations of the Sellers to consummate the sale of the Shares shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

     Section 10.1   Accuracy of Representations and Warranties and

Compliance with Obligations.  The representations and warranties of each of

Viacom contained in this Agreement shall have been true and correct in all material respects at and as of the date hereof, and they shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time.  Viacom shall have performed and complied in all material respects with all of its respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.  Viacom shall have delivered to the Sellers a certificate, dated as of the Closing Date and signed by an authorized officer of Viacom, certifying that the representations and warranties of Viacom are thus true and correct in all material respects and that all such obligations of Viacom have been thus performed and complied with in all material respects.

     Section 10.2   Certified Resolutions.  Viacom shall have delivered to

the Sellers copies of the resolutions adopted by its board of directors authorizing the transactions contemplated by this Agreement, certified as of the Closing Date by the Secretary or an Assistant Secretary of Viacom.

     Section 10.3   No Adverse Litigation.  (a)  No action, suit,

investigation or proceeding shall have been instituted by any person not affiliated with any of the parties hereto or by any governmental agency to restrain, prohibit, invalidate, or otherwise challenge the legality of the sale of the Shares or any other transaction contemplated hereby, which action, suit, investigation or proceeding will have resulted in a temporary restraining order, preliminary or permanent injunction, or other order preventing consummation of the sale of the Shares or any other transaction contemplated hereby, and which order or injunction is then in effect.

     (b)  No action, suit, investigation or proceeding will have been instituted by any person not affiliated with any of the parties hereto or by any governmental agency to collect damages arising out of the sale of the Shares or any other transaction contemplated hereby, which action,

suit, investigation or proceeding is reasonably likely to succeed and is reasonably likely to result in a material liability on the part of the

Sellers, DZI or any of their respective affiliates.

     Section 10.4   HSR Act Waiting Period.  The waiting period and any

extension thereof imposed by the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

     Section 10.5   Management Services Agreement.  The Management Services

Agreement, shall be in full force and effect and the parties thereto shall be in compliance with their obligations thereto.

                                 ARTICLE XI

        Certain Actions After the Closing and Additional Agreements

     Section 11.1   Execution of Further Documents.  From and after the

Closing, upon the reasonable request of Viacom, any of the Sellers shall execute, acknowledge and deliver all such further transfers, assignments,

conveyances, endorsements, consents and assurances as may be required to convey and transfer to and vest in Viacom and protect its right, title and interest in the Shares from such Seller, and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement to which such Seller is a party.

          Section 11.2   Holdback and Option Agreement.  (a)  During the

Holdback Period (as defined below), the Sellers jointly agree that the

Sellers and the Guarantors will hold and will not directly or indirectly sell, transfer, assign, pledge or otherwise dispose of or encumber (each, a

"Transfer") an aggregate of 2,210,695 (which number shall be reduced by (a)

the product of 49.99% and the result obtained by subtracting the aggregate number of shares of Common Stock issued by the Company in connection with the pending acquisitions set forth in Section 5.3 of the DZI Disclosure

Schedule from 500,000; and (b) on the anniversary of the date of this

Agreement (the "Anniversary Date"), the result obtained by subtracting (i)

the difference between 49.99% of the outstanding shares of Common Stock on the Anniversary Date and 28,044,001, from (ii) the number of shares of

Common Stock purchased by Viacom pursuant to the Top-Up Option up to and including the Anniversary Date (the adjustments in (a) and (b) are hereinafter collectively referred to as the "Adjustments") shares of Common

Stock (the "Holdback Shares"), other than (i) pursuant to a tender or exchange offer for substantially all the outstanding shares of DZI Common

Stock or in a merger transaction in which substantially all the outstanding shares of DZI Common Stock are converted into other consideration (each, a

"Stockholder Transaction"), or (ii) a transfer to any affiliate of any such

Seller or Guarantor (provided that the restrictions of this Section 11.2 will continue to be applicable to the affiliate after such Transfer and such affiliate shall assume such Seller's obligations under this Article XI with respect to any Holdback Shares so transferred in writing).  For purposes of this Section 11.2(a), the term "Holdback Period" shall mean the period commencing on the date hereof and ending upon the earliest to occur of (i) the termination of the Management Services Agreement in accordance with its terms, (ii) the second anniversary of the date of this Agreement,

or (iii) a Transfer pursuant to a Stockholder Transaction.

     (b)  The Sellers hereby jointly and severally grant to Viacom an irrevocable option to purchase the number of Holdback Shares (up to a maximum of 2,210,695 (subject to the Adjustments) shares of Common Stock)

necessary to increase Viacom's ownership interest in the outstanding shares of Common Stock of DZI up to 49.99% (the "Top-Up Option").  The exercise price per share (the "Exercise Price") of the Top-Up Option shall be equal to 75% of the Average Closing Price (as defined below); provided that notwithstanding anything to the contrary elsewhere herein, the exercise price of the Top-Up Option shall never be less than $6.50 or more than

$12.50 per share.  The Top-Up Option shall be exercisable in whole or in part at any time and from time to time during the Holdback Period, except during a bona fide Stockholder Transaction of which Viacom has knowledge.

Upon the expiration of the Holdback Period, the Top-Up Option and all rights and obligations relating thereto shall terminate.  For purposes of this Section 11.2(b), the term "Average Closing Price" shall mean the average closing price of the shares of Common Stock on the Nasdaq National

Market (or, if the Common Stock is not then traded on the Nasdaq National

Market, the composite closing price of the shares of Common Stock on the securities exchanges on which the Common Stock may then be traded), as reported in The Wall Street Journal (Midwest Edition), on the twenty business days ending on the second business day before the date of the

Option Closing (as defined below) of any exercise of the Top-Up Option.

     (c)  In the event that Viacom elects to exercise all or any portion of the Top-Up Option, Viacom shall give written notice of exercise to the

Sellers (the "Exercise Notice").  The closing of the purchase and sale of the Holdback Shares pursuant to an exercise of the Top-Up Option (the

"Option Closing") shall occur at such place and time and on such date as shall be specified by Viacom in the Exercise Notice; provided, however,

that the parties acknowledge that such Closing may be conducted by facsimile, overnight courier, wire transfer or similar means; and provided, further, that in no event shall the Option Closing occur earlier than 10 days or later than 15 days after receipt of the Exercise Notice by the

Sellers.  At the Option Closing (i) Viacom shall pay to the Sellers the aggregate Exercise Price for the number of Holdback Shares being purchased as set forth in the applicable Exercise Notice by wire transfer of immediately available funds, and (ii) the Sellers will deliver to Viacom a stock certificate or stock certificates representing the shares of Common

Stock being purchased pursuant to the exercise of the Top-Up Option, duly endorsed in blank or accompanied by stock powers executed in blank, in form satisfactory to Viacom and with all required stock transfer tax stamps affixed.

     (d)  In the event of any change in the outstanding shares of Common

Stock by reason of any stock dividend, stock split, reverse stock split,

recapitalization, combination, exchange of shares, merger, consolidation,

reorganization or the like or any other change in the corporate or capital structure of DZI that would have the effect of altering any party's rights or obligations under this Section 11.2, the number and kind of shares of

Common Stock or other securities of DZI subject to the first sentence of this Section 11.2(a) and the Top-Up Option and the Exercise Price shall be adjusted appropriately so as to restore each party to its rights hereunder.

     (e)  The parties hereto agree that irreparable damage would occur in the event any provision of this Article XI is not performed in accordance with the terms hereof and that Viacom shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Section 11.3    Right of First Offer.  (a) During the two-year period

commencing on the date of this Agreement, the Sellers jointly agree that the Sellers will hold and will not directly or indirectly sell or otherwise dispose of (a "Sale") an aggregate of 1,205,156 shares of Common Stock,

plus any Holdback Shares no longer subject to the provisions of Section

11.2 hereof

(together, the "Held Shares"), except in compliance with this Section 11.3.

If at any time a Seller wishes to make a Sale of any of its Held Shares to any Person, it shall deliver to Viacom by facsimile to the principal offices of Blockbuster (Attention:  General Counsel) a written notice of its desire to make such Sale (an "Offer Notice").  The Offer Notice shall specify such Seller's desire to make such Sale (which shall be for cash only), the number of Held Shares such Seller wishes to sell (the "Offered

Shares") and the cash price per Held Share at which, and any other terms upon which, such Seller proposes to sell the Offered Shares (the "Offer

Terms").

     (b)  The receipt of an Offer Notice by Viacom from a Seller shall constitute an offer by such Seller to sell to Viacom (or its affiliates)

the Offered Shares at the cash price and upon the other terms set forth in the Offer Terms.  In the case of DKB during the "Restricted Period" (as defined in the Co-Sale Agreement), such offer shall be irrevocable for five business days after receipt of such Officer Notice by Viacom.  In the case of DKB not during the Restricted Period and in the case of the KFF Trust and the BJF Trust, such offer shall be irrevocable for three hours (if the market value of the Offered Shares is equal to or less than $5,000,000) or for 24 hours (if the market value of the Offered Shares is more than

$5,000,000) after receipt of such Offer Notice by Viacom (the respective period during which the offer shall remain irrevocable is hereinafter referred to as the "Waiting Period").  During the Waiting Period, Viacom

(or its affiliate) shall have the right to accept such offer as to all (but not less than all) of the Offered Shares by giving a written notice of acceptance (the "Notice of Acceptance") to such Seller prior to the expiration of the Waiting Period.  If Viacom (or its affiliate) so accepts a Seller's offer (an "Accepting Party"), such Person will purchase the

Offered Shares for cash from such Seller, at the cash price and upon the other terms set forth in the Offer Terms.

     (c)  The consummation of any such purchase by and sale to the

Accepting Party shall take place on such date, not later than five business days after receipt of the Notice of Acceptance from the Accepting Party by a Seller, as the Accepting Party and such Seller shall select.  Upon the consummation of such purchase and sale, such Seller shall deliver to the

Accepting Party certificates evidencing the Offered Shares purchased and sold duly endorsed in blank or accompanied by written instruments of transfer in form reasonably satisfactory to the Accepting Party duly executed by such Seller.

     (d)  In the event that (i) Viacom shall have received an Offer Notice from a Seller but such Seller shall not have received from Viacom (or from

Viacom's affiliate) a Notice of Acceptance as to the Offered Shares prior to the expiration of the Waiting Period following receipt of such Offer

Notice or (ii) the Accepting Party shall have given a Notice of Acceptance to such Seller but shall have failed to consummate, other than as a result of the fault of such Seller, a purchase of the Offered Shares with respect to which such Notice of Acceptance was given within five business days after receipt of the Notice of Acceptance by such Seller, then such Seller may make a Sale of such Offered Shares so long as all the Offered Shares are sold or otherwise disposed of (A) within 90 days after the date of receipt of such Offer Notice by Viacom and (B) at, or in excess of, the price and otherwise on terms no less favorable to the purchaser thereof than the Offer Terms; provided, however, that in the case of subsection

(d)(ii) above, Viacom shall be responsible for the amount that the average of the high and low prices of the Common Stock (as quoted in The Wall

Street Journal) on the fifth business day after receipt of the Notice of

Acceptance by such Seller is less than the bid price of the Common Stock at the time of receipt of the Notice of Acceptance by such Seller.

                                ARTICLE XII

                              Indemnification

     Section 12.1   Agreement by the Sellers to Indemnify.

     (a)  Subject to the limitations contained in this Section 12.1, each of the Sellers, jointly and severally agrees that such Seller will defend,

indemnify and hold Viacom and its respective affiliates harmless in respect of the aggregate of all indemnifiable damages of Viacom.  For this purpose,

"indemnifiable damages" of Viacom means the aggregate of all expenses,

damages, losses, costs, deficiencies and liabilities (including related and reasonable counsel fees and expenses, and compensatory and demonstrable consequential damages) incurred or suffered by Viacom as a direct result of

(i) any inaccurate representation or warranty made by such Seller in or pursuant to this Agreement, or (ii) any default in the performance of any of the covenants or agreements made by such Seller in this Agreement;

provided, however, that any such expenses, damages, losses, costs,

deficiencies and liabilities resulting from any item or items relating to a common set of facts or circumstances in connection with a breach of any representation or warranty made herein shall not be considered

"indemnifiable damages" unless the amount involved is greater than $10,000;

provided, further, however that "indemnifiable damages" shall not include any expenses, damages, losses, costs, deficiencies or liabilities incurred as a result of any inaccuracy, breach or default of any provision of

Sections 5.10(A) or 5.10(B) hereof.

     (b)  Each of the representations and warranties made by the Sellers in this Agreement shall survive until and including the first anniversary of the Closing Date, and thereafter all such representations and warranties shall be extinguished; provided, however, the representations and warranties made by the Sellers in Article IV hereof shall in each case survive forever, the representations and warranties made by the Sellers in

Section 5.8 shall survive for the applicable statute of limitations period, except to the extent that other representations and warranties in this Agreement reference compliance with specific laws, regulations or orders, which such representations and warranties shall survive until and including the first anniversary of the

Closing Date, the representations and warranties made by the Sellers in

Section 5.9 shall survive for a period of seven years and six months from the Closing Date, and the representations and warranties made by the

Sellers in Sections 5.10(A) or 5.10(B) shall survive through the Closing.

No claim for the recovery of indemnifiable damages based upon the inaccuracy of such representations and warranties may be asserted by Viacom after such representations and warranties shall be thus extinguished;

provided, however, that claims first asserted within the applicable period

(whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred.

     (c)  The Sellers shall only be liable for any claim for indemnifiable damages arising out of any inaccuracy of any representation or warranty contained in Article V hereof if the aggregate amount of all such indemnifiable damages payable by all Sellers exceeds $500,000, in which case the Sellers shall be liable for all indemnifiable damages arising out of such inaccuracies, including the first $500,000.  No Seller shall be liable for any claim for indemnifiable damages arising out of the inaccuracy of any representation and warranty or the default in the performance of any covenant or agreement made by any other Seller as to itself only.  The aggregate amount of indemnifiable damages payable by any

Seller shall not exceed such Seller's share of the Purchase Price.

     (d)  The remedies provided for in this Section 12.1 shall be the sole monetary remedy available to Viacom under this Agreement, and there shall be no remedy (other than with respect to Section 9.1 hereof) available to

Viacom under this Agreement for any inaccuracy, breach or default of any provisions of Sections 5.10(A) and 5.10(B) hereof.

     Section 12.2   Agreement by Viacom to Indemnify.

     (a)  Subject to the limitations contained in this Section 12.2, Viacom agrees that it will defend, indemnify and hold the Sellers and their respective affiliates harmless in respect of the aggregate of all indemnifiable damages of the Sellers.  For this purpose, "indemnifiable damages" of the Sellers means the aggregate of all expenses, losses, costs,

deficiencies, liabilities and damages (including related and reasonable counsel fees and expenses, and compensatory and demonstrable consequential damages) incurred or suffered by the Sellers as a direct result of any (i)

inaccurate representation or warranty made by Viacom in or pursuant to this

Agreement, or (ii) default in the performance of any of the covenants or agreements made by Viacom in this Agreement; provided, however, that any such expenses, damages, losses, costs, deficiencies and liabilities resulting from any item or items relating to a common set of facts or circumstances in connection with a breach of any representation or warranty made herein shall not be considered "indemnifiable damages" unless the amount involved is greater than $10,000.

     (b)  Each of the representations and warranties made by Viacom in this

Agreement shall survive forever.

     (c)  Viacom shall be liable only for any claim for indemnifiable damages arising out of any inaccuracy of any representation or warranty if the aggregate amount of all such indemnifiable damages exceeds $500,000, in which case Viacom shall be liable for all indemnifiable damages arising out of such inaccuracies, including the first $500,000.  The aggregate amount of indemnifiable damages payable by Viacom to all Sellers shall not exceed the Purchase Price.

     (d)  The remedies provided for in this Section 12.2 shall be the sole monetary remedy available to the Sellers under this Agreement or otherwise.

     Section 12.3   Indemnification Procedures for Third Party Claims.  In

the event that subsequent to the Closing Date any claim is asserted by a third party against a party hereto as to which such party is entitled to indemnification hereunder, such party (the

"indemnified party") shall as promptly as possible notify the party obligated to indemnify it (the "indemnifying party") thereof in writing.

No delay on the part of the indemnified party to notify the indemnifying party of a claim shall relieve any obligation of the indemnifying party to indemnify the indemnified party with respect to such claim unless (and then solely to the extent) the indemnifying party is prejudiced in its ability to defend against the subject claim by the delay in such notification.  The indemnifying party shall have the right, upon written notice to the indemnified party within ten (10) days after receipt from the indemnified party of notice of such claim, to conduct at its expense and with counsel of its choice reasonably satisfactory to the indemnified party the defense against such claim in its own name, or, if necessary, in the name of the indemnified party.  In the event that the indemnifying party shall fail to give such notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the indemnified party shall have the right to conduct such defense and to compromise and settle the claim without prior consent of the indemnifying party, and the indemnifying party will remain responsible for all indemnifiable damages suffered by the indemnified party relating to the subject claim.  In the event that the indemnifying party does elect to conduct the defense of the subject claim,

the indemnified party will cooperate with and make available to the indemnifying party such assistance and materials as may be reasonably requested by it, all at the expense of the indemnifying party, and the indemnified party shall have the right at its expense to participate in the defense, provided that the indemnified party shall have the right to compromise and settle the claim only with the prior written consent of the indemnifying party (such consent not to be unreasonably withheld).  The indemnifying party will not consent to the entry of any judgment with respect to a subject claim or enter into any settlement with respect thereto which does not include a provision whereby the plaintiff or claimant
releases the indemnified party from all liability with respect thereto or in cases involving equitable relief, puts the indemnified party in the same position as it was prior to the initiation of the claim, without the prior written consent of the indemnified party (such consent not to be unreasonably withheld so long as such settlement or judgment only involves the payment of money damages).

     Section 12.4   Credit Provisions.  In the event that, notwithstanding

the limitations contained in this Article XII, an indemnifying party nevertheless becomes liable to an indemnified party hereunder, the indemnifying party shall be entitled to a credit or offset against any such liability of an amount equal to the value of any net tax benefit realized by the indemnified party in connection with the loss or damage suffered by the indemnified party which forms the basis of the indemnifying party's liability hereunder and the receipt of the indemnification payment by the indemnified party.



                                ARTICLE XIII

                                Miscellaneous

     Section 13.1   [Intentionally omitted.]

     Section 13.2   Brokers' Commission.  Each Seller will indemnify and

hold harmless Viacom from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by such Seller to bring about, or to represent it in, the transactions contemplated hereby.  Viacom will indemnify and hold harmless each of the

Sellers from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by

Viacom to bring about, or to represent it in, the transactions contemplated hereby.

     Section 13.3   Amendment and Modification.  The parties hereto may

amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

     Section 13.4   Binding Effect.  This Agreement shall be binding upon

and inure to the benefit of the parties hereto and their respective successors, assignees, heirs and legal representatives.  Nothing in this

Agreement shall confer upon any person, firm or corporation not a party to this Agreement, or the legal representatives of such person, firm or corporation, any rights or remedies of any nature or kind whatsoever by reason of this Agreement.

     Section 13.5   Entire Agreement.  This Agreement, the DZI Disclosure

Schedule and the Exhibits attached hereto contain the entire agreement of the parties hereto with respect to the purchase of the Shares and the

Holdback Shares and the other transactions contemplated herein and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof.

     Section 13.6   Headings.  The descriptive headings in this Agreement

are inserted for convenience only and do not constitute a part of this

Agreement.

     Section 13.7   Execution in Counterpart.  This Agreement may be

executed in any number of counterparts, each of which shall be deemed an original.

     Section 13.8   Notices.  All notices and other communications

hereunder shall be in writing and shall be deemed given when received,

whether personally, by telegram, telex, facsimile transmission (followed by regular mail) or registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Viacom,
     addressed to:
                                   Blockbuster Entertainment Group
                                   One Blockbuster Plaza
                                   Ft. Lauderdale, Florida  33301
                                   Attention:  General Counsel
                                   Fax No.:  (305) 832-3909
     with a copy to:               Shearman & Sterling
                                   599 Lexington Avenue
                                   New York, New York  10022
                                   Attention:  Creighton Condon
                                   Fax No.:  (212) 848-7179

     If to any of the Sellers,
     addressed to:
                                   Flynn Enterprises, Inc.
                                   676 North Michigan Avenue
                                   Suite 4000
                                   Chicago, Illinois  60611
                                   Attention:  General Counsel
                                   Fax No.:  (312) 280-3730


     with a copy to:
                                   Pedersen & Houpt
                                   161 North Clark Street
                                   Suite 3100
                                   Chicago, Illinois  60601
                                   Attention:  James K. Stucko
                                   Fax No.:  (312) 641-6895




     Section 13.9   Governing Law.  This Agreement shall be governed by and

interpreted in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without regard to the conflicts of laws principles thereof.

     Section 13.10  Publicity.  No press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any party hereto without the prior approval of the other parties, except that any party may make such public disclosure which it believes in good faith to be required by law (in which case such party will consult with the other parties prior to making such disclosure).

     Section 13.11   Termination.  Anything to the contrary herein

notwithstanding, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

          (i)  by the mutual written consent of all of the parties hereto at any time prior to the Closing Date;

         (ii)  by the Sellers in the event of the material breach by Viacom of any provision of this Agreement (it being agreed that if the breach in question is a breach by Viacom of any representation or warranty contained in Article VI of this Agreement, such breach will not be considered a material breach unless it would result in Viacom being unable to consummate the transactions contemplated hereby), which breach is not remedied by Viacom within 30 days after receipt of notice thereof from the Sellers;

        (iii)  by Viacom in the event of the material breach by any of the

     Sellers of any provision of this Agreement (it being agreed that if the breach in question is a breach by the Sellers of any

     representation or warranty contained in Article V of this Agreement,

     such breach will not be considered a material breach unless it would result in the Sellers being unable to consummate the transactions contemplated hereby or in a DZI Material Adverse Effect, which breach is not remedied by the Sellers within 30 days after receipt of the notice thereof from Viacom; or

         (iv)  by any party hereto if the Closing has not taken place by

     June 30, 1995. If this Agreement is terminated pursuant to clause

     (a)(i) above, no party shall have any liability for any cost, expense,

     loss of anticipated profit or any further obligation for breach of warranty or otherwise to any other party to this Agreement.  Any termination of this Agreement pursuant to clauses (a) (ii), (iii) or

     (iv) above shall be without prejudice to any other rights or remedies of the respective parties.

     Section 13.12  Expenses.  Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.

     Section 13.13   Notice of Developments.  From time to time until or on

the Closing Date, Viacom, on the one hand, and the Sellers, on the other hand, shall promptly give written notice to the other of any matter hereafter arising of which the notifying party becomes aware which, if existing or occurring at the date of this Agreement, would have been required to be disclosed herein.  However, no such disclosure made pursuant to this Section 13.13 shall be deemed to supplement any disclosure schedule or cure any breach of any representation, warranty or covenant.

     Section 13.14   Guarantees.  Donald F. Flynn hereby unconditionally

guarantees the full and prompt payment of the liabilities and the performance of all of the obligations of, and the accuracy of the representations and warranties made by, DKB hereunder.  Kevin F. Flynn hereby unconditionally guarantees the full and prompt payment of the liabilities and the performance of all of the obligations of, and the accuracy of the representations and warranties made by, the KFF Trust hereunder.  Brian J. Flynn hereby unconditionally guarantees the full and prompt payment of the liabilities and the performance of all of the obligations of, and the accuracy of the representations and warranties made by, the BJF Trust hereunder.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLERS:

DKB, INC.                                     VIACOM INC.


By: /s/ Donald Flynn                          By: /s/ Thomas W. Hawkins
   ---------------------                         ------------------------
Name:  Donald F. Flynn                        Name: Thomas W. Hawkins
     -------------------                           ----------------------
Title: President                              Title:  Assistant Secretary
      ------------------                           ----------------------

Kevin F. Flynn June, 1992 Non-Exempt Trust


By:  /s/ Kevin F. Flynn                       BLOCKBUSTER DISCOVERY
   ------------------------------             INVESTMENT, INC.
       Trustee



Brian J. Flynn June, 1992 Non-Exempt Trust    By:   /s/  Adam D. Phillips
                                                ------------------------------
                                              Name:   Adam D. Phillips
                                                  ----------------------------
                                              Title:  Vice President
                                                  ----------------------------

By: /s/ Brian J. Flynn
    ----------------------------
      Trustee


GUARANTORS:


/s/ Donald F. Flynn
- ---------------------
Donald F. Flynn


/s/ Kevin F. Flynn
- ---------------------
Kevin F. Flynn



/s/ Brian J. Flynn
- ---------------------
Brian J. Flynn




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